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Exhibit Number 10.2

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

JANUARY 1, 2004

i

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

        THIS PLAN, hereby executed effective the 1st day of January, 2004, by Community Health Systems, Inc.

W I T N E S S E T H:

        WHEREAS, the Company wishes to establish an incentive compensation plan effective January 1, 2004, known as the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan (the "Plan") to promote the interests of Community Health Systems, Inc., its subsidiaries and affiliates (the "Company") and its stockholders by providing additional compensation as incentive to certain employees of the Company who contribute materially to the success of the Company; and

        WHEREAS, the Company intends that the Plan provide in part "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the "Code").

        NOW, THEREFORE, effective January 1, 2004, the Company hereby establishes the Plan to provide as follows:

ARTICLE I
DEFINITIONS

        The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

        1.1   "Award" shall mean bonus incentive compensation paid in cash.

        1.2   "Board" shall mean the Board of Directors of Community Health Systems, Inc.

        1.3   "Cause" shall mean the Participant's (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

        1.4   "Code" shall have the meaning set forth in the preamble.

        1.5   "Committee" shall have the meaning set forth in Section 2.3.

        1.6   "Company" shall have the meaning set forth in the preamble.

        1.7   "Covered Employee" shall mean a Participant, designated by the Committee on or prior to the last day of the 90-day period commencing on the first day of the Fiscal Year (or, in the case of a Mid-Year Participant, designated by the Committee prior to commencing his or her participation in the Plan), whose Award is intended to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        1.8   "Fiscal Year" shall mean the Company's accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.

        1.9   "Mid-Year Participant" shall mean any Participant in the Plan who does not commence participation on the first day of the Fiscal Year.

        1.10 "Outside Director" shall mean a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code.

        1.11 "Participant" shall mean an employee of the Company as may be designated by the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. to participate in the Plan with respect to each Fiscal Year.

        1.12 "Participation Period" shall have the meaning set forth in Section 4.4.

        1.13 "Performance Objective" shall mean one or more performance goals based on the criteria described in Section 3.4 and established as described herein with respect to an individual Participant for the Fiscal Year.

        1.14 "Plan" shall have the meaning set forth in the preamble.

        1.15 "Plan Administrator" shall have the meaning set forth in Section 2.2.

        1.16 "Regulations" shall have the meaning set forth in Section 2.4.

ARTICLE II
ADMINISTRATION

        2.1   Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code for those Participants who are Covered Employees under the Plan, and the Plan shall be construed and administered in accordance with such intention. The Committee shall be authorized to exercise discretion under this Plan in respect of a Covered Employee only to the extent that such exercise will not cause an Award held by a Covered Employee to fail to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        2.2   The Plan shall be administered, under the supervision of the Board, by the Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. (collectively, the "Plan Administrator"), except as otherwise provided herein.

        2.3   Notwithstanding Section 2.2, for Participants who are Covered Employees, the Board shall administer the Plan through the agency of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall consist of not fewer than two (2) members of the Board each of whom is an Outside Director.

        2.4   The Plan Administrator (or, with respect to any Covered Employee, the Committee) may, from time to time, (i) adopt rules and regulations ("Regulations") for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator (or the Committee, if applicable) shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.

        2.5   The interpretation and construction of any provision of the Plan by the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall be final and conclusive.

        2.6   No member of the Board, including members of the Committee, nor the President and Chief Executive Officer or the Chief Financial Officer of Community Health Systems, Inc., shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc., for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE III
PERFORMANCE INCENTIVE AWARDS

        3.1   For each Fiscal Year of the Company, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the following:

    (a)
    The employees who will participate in the Plan for such Fiscal Year;

    (b)
    The basis(es) for determining the amount of the Awards to such Participants; and

    (c)
    The Performance Objectives applicable to an Award.

        With respect to Participants who are not Covered Employees, the basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 3.3. With respect to Participants who are Covered Employees, the basis(es) for determining the amount of the Awards is set forth in Section 3.2.

        3.2   For each Participant who is a Covered Employee, the Committee shall establish in writing one or more objectively determinable Performance Objectives based on the criteria described in Section 3.4 of the Plan no later than last day of the 90-day period commencing on the first day of the Fiscal Year, and at a time when the achievement of such Performance Objective (or Objectives) is substantially uncertain. Notwithstanding anything in this Section 3.2 to the contrary, with respect to any Mid-Year Participant who is a Covered Employee, in no event shall Performance Objectives be established after the earlier of (a) the expiration of the 90-day period immediately following commencement of the applicable performance period and (b) the date on which twenty-five percent (25%) of the applicable performance period has elapsed.

        In establishing objectively determinable Performance Objectives, the Committee shall also state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Covered Employee if a Performance Objective(s) is attained. In addition, the formula or standard shall specify the individual Covered Employee or class of Covered Employees to which it applies. No Award shall be paid to a Covered Employee unless the Committee determines and certifies in writing, prior to the payment of such Award, that the Performance Objectives applicable to that Participant have been achieved.

        3.3   For any Participant who is not a Covered Employee, Performance Objectives, whether quantitative or qualitative, may be established. The Plan Administrator shall establish the specific targets for the selected measures. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index.

        3.4   Performance criteria for Awards under the Plan shall be one or more Performance Objectives relating to the following categories:

    (a)
    Net Revenue. This target is based upon the Company's or a hospital's consolidated (including without limitation clinics, medical office building, and nursing homes) net revenue budget.

    (b)
    Earnings Per Share. This target is based upon the Company's reported earnings per share on a fully diluted basis.

    (c)
    Corporate Adjusted EBITDA. This target is based upon the Company's consolidated budgeted adjusted earnings before interest, income tax, depreciation and amortization.

    (d)
    Clinic Adjusted EBITDA. This target is based upon an individual clinic's consolidated budgeted adjusted earnings before interest, income tax, depreciation and amortization.

    (e)
    Hospital Adjusted EBITDA. This target is based upon a hospital's consolidated (including without limitation clinics, medical office buildings, and nursing homes) budgeted adjusted earnings before interest, income tax, depreciation and amortization.

    (f)
    EBITDA Margin. To achieve this goal the actual adjusted EBITDA margin percentage must equal or exceed the budgeted adjusted EBITDA margin percentages.

    (g)
    EBITDA Margin Improvement. To achieve this goal the actual EBITDA margin percentage must improve over the comparable period by or in excess of the target improvement amount.

    (h)
    Bad Debt Expense. The corporate consolidated target is determined by dividing the year-to-date bad debt expense by the year-to-date net patient revenue. Hospital group operations targets are calculated by dividing the year-to-date bad debt expense by the year-to-date sum of net patient revenue.

    (i)
    Cash Receipts Target. Each month's performance is determined by comparing total cash receipts received by each of the Company's affiliated hospitals (or by the Company for that hospital) to the prior month's net revenue less bad debt. For each Fiscal Year, the annual performance will be determined by adding each month's calculation together and calculating a 12-month total achievement.

    (j)
    Key Operating and Financial Statistics. This target is based upon budgeted statistics and other financial statistics for admissions, adjusted admissions, census, surgeries, emergency room visits, patient visits, and/or outpatient procedures.

    (k)
    Case/Resource Management Program. Although this program is the direct responsibility of the Chief Financial Officer of each of the Company's affiliated hospitals, a Chief Nursing Officer's commitment to the program will be measured based upon the program achieving the length of stay and cost reduction per adjusted admission targets.

    (l)
    Days Net Revenue in Net Patient Accounts Receivable. This target is calculated using all patient-related accounts receivable (as shown in the Balance Sheet (Summary Code B-77, excluding all year-end settlement accounts)) net of the allowance for bad debts and net revenue from the most recent three months (including the hospital, and any related clinics and medical office buildings). The actual calculation is based upon dividing the net accounts receivable balance by the last three months average daily net revenue. The measurement will be either on an end of period or an average calculation.

    (m)
    Nursing Services. To achieve this goal the actual hospital payroll for nursing services must be at or below the budgeted hospital payroll target for nursing services as a percent of net revenue.

    (n)
    Quality Indicators. A Participant's commitment to quality will be determined by (i) Joint Commission on Accreditation of Healthcare Organizations survey results, if applicable, or (ii) through positive trending of patient satisfaction surveys in the current Fiscal Year compared to prior Fiscal Year results.

    (o)
    Resource Management. The net effect of implementing a daily case management process, clinical pathways, length of stay reductions and other related strategies should be a decrease in cost per case. A bonus will be based on reduction in the average cost per case of the current Fiscal Year as compared to the prior Fiscal Year and may be categorized for case type or payor classification.

    (p)
    Operating Expenses Per Equivalent Patient Day. This component is determined by dividing operating expenses by the number of equivalent patient days.

    (1)
    Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense.

    (2)
    Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered.

    (q)
    Discretionary. An amount equal to the specified percentage of each Participant's salary or a lump sum amount may be awarded based upon other objective or subjective criteria that recognize accomplishments of a Participant (other than an Covered Employee) during the year. Focus will be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.

        Where applicable, for purposes of making any determinations in respect of any Performance Objective, performance will be determined in accordance with generally accepted accounting principles, consistently applied.

        3.5   Subject to Sections 2.1, at any time after the commencement of a Fiscal Year for which Performance Objectives have been determined, but prior to the close thereof, the Plan Administrator may, in its discretion, add Participants, decrease targets, or increase or add to an Award(s).

ARTICLE IV
PAYMENT OF PERFORMANCE INCENTIVE AWARDS

        4.1   Subject to such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as follows:

  As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine, the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Year. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for their Award as set forth in the Award. Notwithstanding the foregoing, a lump sum discretionary Award may be paid to a Participant who is not a Covered Employee at any time during the Fiscal Year. No Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Awards shall be paid at such time or times as are determined by the Plan Administrator or Committee.

        4.2   The maximum amount that any individual Participant may receive relating to any Fiscal Year to which an Award applies may not exceed five million dollars ($5,000,000).

        4.3   There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

        4.4   Subject to Section 3.2 of the Plan, any individual who becomes a Participant in the Plan due to employment, transfer or promotion during the Fiscal Year shall be eligible to receive a partial Award based upon the Participant's base salary for the period of time in which he or she is actually a Participant in the Plan ("Participation Period") and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year or such shorter period established by the Plan Administrator or Committee. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Year of less than three months, except for discretionary awards under Section 3.4(q).

        4.5   With respect to any Participant who is not a Covered Employee, Awards shall be adjusted for partial year responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.

        4.6   Except as provided in Section 4.7 or 4.8, no Award shall be paid to a Participant who is not employed by the Company on the date that his or her Award payment is due under the Plan.

        4.7   A Participant in the Plan who becomes ineligible during the Fiscal Year due to transfer, change of position or termination of employment shall cease to be eligible for further participation in the Plan on the date of transfer, change or termination. If the Participant had a Participation Period equal to at least three months of the Fiscal Year in which such transfer, change or termination occurred, the Participant shall be eligible to receive a partial Award based upon the Participant's base salary for the Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is 365; provided, however, that, if the Participant becomes ineligible due to his or her termination of employment, a partial Award shall only be payable as described in this sentence if such termination is without Cause (i.e., Participants who resign or who are terminated for Cause shall not be eligible for partial Awards). With respect to

Covered Employees, no partial Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment.

        4.8   In the event that a Participant dies during or subsequent to the Fiscal Year for which an Award is to be or was earned, or if a Participant becomes disabled or is granted a leave of absence during or subsequent to the Fiscal Year for which an Award is to be or was earned, such Participant shall cease to be eligible for further participation in the Plan on the date of such death, disability or leave of absence. To the extent that such death, disability or leave of absence occurred prior to the payment of the Participant's Award, payment of all or a portion of any Award to the Participant (other than a Covered Employee) may be made in the sole discretion of the Plan Administrator. With respect to the death, disability or leave of absence of a Covered Employee, no Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment.

        4.9   Payment of each Award to a Participant shall be subject to the following provisions and conditions:

    (a)
    No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash, shares or stock or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

    (b)
    No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

ARTICLE V
MISCELLANEOUS

        5.1   By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.

        5.2   Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, and all other persons having any interest therein.

        5.3   The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

        5.4   The Board may alter, amend, suspend or terminate the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant; and provided further, however, that, to the extent necessary under any applicable law, no such alteration, amendment, suspension or termination shall be effective unless approved by the shareholders of the Company in accordance with applicable law or regulation.

        5.5   As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

    (a)
    Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator or Committee, as applicable;

    (b)
    Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

    (c)
    Limit in any way the right of the Company to terminate the employment of any person at any time; or

    (d)
    Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

        5.6   Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

        5.7   The Plan will be effective for all Fiscal Years beginning with 2004 by action of the Board of Directors conditioned on and subject to approval of the Plan by a vote of the holders of a majority of the securities of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee is authorized to make no Awards to Covered Employees in respect of the 2009 Fiscal Year or any later Fiscal Year if the Plan has not been reapproved by the Company's stockholders at its first meeting of stockholders during 2009, if such approval is necessary for such Awards to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        IN WITNESS WHEREOF, this Plan has been executed this 1st day of March, 2004, effective as of the date set forth herein.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ W. LARRY CASH
Title:	Executive Vice President & CFO

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COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN JANUARY 1, 2004
TABLE OF CONTENTS
COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN
ARTICLE I DEFINITIONS
ARTICLE II ADMINISTRATION
ARTICLE III PERFORMANCE INCENTIVE AWARDS
ARTICLE IV PAYMENT OF PERFORMANCE INCENTIVE AWARDS
ARTICLE V MISCELLANEOUS